Exhibit 99

Sterling Bancorp Reports Fourth Quarter and Record Full Year 2017 Financial Results

Q4 2017 Summary

•                  Total portfolio loans of $2.59 billion, a 31% year-over-year increase

•                  Total deposits of $2.25 billion, a 39% year-over-year increase

•                  Net income of $6.5 million, or $0.13 diluted EPS, including a non-cash charge of $3.3 million recorded to tax expense relating to the recently enacted tax reform

•                  Net interest margin of 3.97%

•                  Successfully completed initial public offering with a total offering size of over $200 million, with net proceeds of over $85 million to the Company

Southfield, Michigan, January 30, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT), the holding company of Sterling Bank and Trust, F.S.B., today reported unaudited financial results for its fourth quarter and full year ended December 31, 2017.

For the three months ended December 31, 2017, net income totaled $6.5 million, or $0.13 per diluted share, based on 49.0 million weighted average diluted shares outstanding, and included a $3.3 million, or $0.07 per diluted share, tax expense related to a revaluation of the Company’s net deferred tax assets as a result of the decrease in the federal corporate tax rate. This compares to third quarter 2017 net income of $12.1 million, or $0.27 per diluted share, based on 45.3 million weighted average diluted shares outstanding. For the fourth quarter of 2016, net income totaled $6.1 million, or $0.14 per diluted share, based on 45.3 million weighted average diluted shares outstanding.

For the full year, net income increased to $38.0 million, or $0.82 per diluted share, based on 46.2 million weighted average diluted shares outstanding, and included a $3.3 million, or $0.07 per diluted share, tax expense related to the revaluation of the Company’s net deferred tax assets. This compares with 2016 net income of $33.2 million, or $0.73 per diluted share, based on 45.3 million weighted average diluted shares outstanding.

“2017 was a landmark year for our company, as we completed our initial public offering and generated record net income, driven by continued strong growth in both loans and deposits, combined with our very efficient business model,” said Gary Judd, Chairman and CEO of Sterling Bancorp. “We continued our positive momentum in the fourth quarter, generating strong loan growth, pristine credit quality and an excellent efficiency ratio. As a result, the income that we generated from our spread lending business in the fourth quarter was at its highest quarterly level in the company’s history.”

“In 2018, we plan to continue executing our strategy of expanding our franchise through de novo branch openings and new loan production offices. As a relationship bank, we remain committed to offering loan products that our customers value, while maintaining our strong credit culture and discipline. We are investing in the business to support our growth plans and further expansion in the attractive markets that we serve, all with a focus on driving improved profitability. I would like to thank all of the new shareholders who participated in our initial public offering.  We look forward to working hard on your behalf to increase the value of your investment in Sterling Bancorp,” concluded Mr. Judd.

Financial Highlights

	At or for the Three Months Ended
(dollars in thousands, except per share data)	12/31/2017	9/30/2017	12/31/2016
Net income	$6,531	$12,092	$6,127
Diluted earnings per share	$0.13	$0.27	$0.14
Net interest income before provision for loan losses	$26,915	$25,495	$20,385
Net interest margin	3.97%	4.04%	4.01%
Noninterest income	$2,826	$6,151	$1,176
Noninterest expense	$11,943	$10,333	$9,025
Loans held for investment, net	$2,594,358	$2,366,193	$1,982,439
Deposits	$2,245,110	$2,099,462	$1,615,145
Nonperforming loans	$783	$897	$565
Allowance for loan losses to total loans	0.71%	0.72%	0.74%
Allowance for loan losses to non-performing loans	2,357%	1,916%	2,623%
Provision for loan losses	$600	$900	$1,808
Net charge offs (recoveries)	$(668)	$(44)	$(307)
ROA	0.94%	1.87%	1.18%
ROE	11.46%	26.80%	15.21%
Efficiency ratio	40.2%	32.7%	41.9%

Operating Results for the Fourth Quarter 2017

Net Interest Income

Net interest income for the fourth quarter of 2017 was $26.9 million, an increase of 5.6% from $25.5 million for the third quarter of 2017. The increase in net interest income from the third quarter was primarily attributable to a $194 million increase in average interest earning assets, partially offset by the effects of a 7 basis point decrease in the net interest margin.

Relative to the fourth quarter of 2016, net interest income increased 32% from $20.4 million. The increase in net interest income from the fourth quarter of 2016 was primarily attributable to a $683 million increase in average interest earning assets, partially offset by the effects of a 4 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the fourth quarter of 2017 was 3.97%, compared to 4.04% for the third quarter of 2017.  The decrease in net interest margin was primarily attributable to a 14 basis point increase in the average cost of deposits.

Relative to the fourth quarter of 2016, the net interest margin decreased from 4.01%, primarily due to a 24 basis point increase in the average cost of deposits, partially offset by a 13 basis point increase in the average yield on interest earning assets.

Noninterest Income

Noninterest income for the fourth quarter of 2017 was $2.8 million, a decrease from $6.2 million for the third quarter of 2017.  The decrease was primarily the result of a $3.3 million decline in the gain on sale of portfolio loans due to a decrease in the amount of residential mortgages sold in the secondary market compared to the prior period.

Noninterest income increased from $1.2 million in the fourth quarter of 2016, primarily as a result of a $0.6 million increase in the gain on sale of portfolio loans due to an increase in the amount of residential mortgages sold in the secondary market and a $0.9 million loss on the sale of an investment in 2016.

Noninterest Expense

Noninterest expense for the fourth quarter of 2017 was $11.9 million, compared with $10.3 million for the third quarter of 2017.  The fourth quarter expenses included $0.2 million of severance expense, $0.2 million of expenses related to the initial public offering and $0.1 million in expenses following an annual reassessment of the Company’s BOLI liabilities.

Relative to the fourth quarter of 2016, noninterest expense increased from $9.0 million.  The increase was primarily due to an increase in personnel expenses and occupancy and equipment costs required to support the growth in our operations.

The Company’s operating efficiency ratio was 40.2% in the fourth quarter of 2017, compared with 32.7% in the third quarter of 2017 and 41.9% in the fourth quarter of 2016.

Income Taxes

The effective tax rate for the three and twelve months ended December 31, 2017 was 62% and 46%, respectively, compared with 43% and 41% for the three and twelve months ended December 31, 2016, respectively.

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law. Among other items, H.R.1 reduces the federal corporate tax rate to 21% effective January 1, 2018.  As a result, the Company concluded that the reduction in the federal corporate tax rate required the revaluation of the Company’s net deferred tax assets. The Company’s net deferred tax assets represent expected corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduces these benefits. The Company performed an analysis and determined that the value of the deferred tax assets had declined by $3.3 million.  To reflect the decline in the value of the deferred tax assets, the Company recorded additional tax expense of $3.3 million during the fourth quarter of 2017.

As a result of the newly enacted tax legislation, the Company estimates that its effective tax rate for 2018 will be in the range of 28% to 30%. The actual annual effective tax rate will vary depending upon tax-advantaged income and available tax credits.

Loan Portfolio

Total loans held for investment, net of allowance for loan losses, were $2.59 billion at December 31, 2017, compared with $2.37 billion at September 30, 2017.  The increase was primarily attributable to a $220 million increase in the residential mortgage portfolio.

During the fourth quarter of 2017, the Company originated $520 million in loans, which included $463 million in residential mortgage loans, $12 million in commercial real estate loans, $40 million in construction loans and $5 million commercial and industrial loans.

Deposits

Total deposits were $2.25 billion at December 31, 2017, compared with $2.10 billion at September 30, 2017.  The increase was primarily attributable to a $109 million increase in Savings, NOW and money market deposits.

Credit Quality

Nonperforming assets totaled $3.8 million, or 0.13% of total assets, at December 31, 2017, compared with $3.9 million, or 0.15% of total assets, at September 30, 2017.

Net charge-offs (recoveries) for the fourth quarter of 2017 were $(668,000), or (0.03)% of average loans on an annualized basis, consisting of $19,000 of gross charge-offs and $687,000 of recoveries.

The Company recorded a provision for loan losses of $600,000 for the fourth quarter of 2017, primarily reflecting the growth in the loan portfolio.

The Company’s allowance for loan losses was 0.71% of total loans and 2,357% of nonperforming loans at December 31, 2017, compared with 0.72% and 1,916%, respectively, at September 30, 2017.

Capital

At December 31, 2017, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at December 31, 2017
Total adjusted capital to risk-weighted assets	N/A	20.28%
Tier 1 (core) capital to risk-weighted assets	N/A	15.53%
Tier 1 (core) capital to adjusted tangible assets	N/A	9.83%
Common Tier 1 (CET 1)	N/A	15.53%

	Well Capitalized	Sterling Bank Actual at December 31, 2017
Total adjusted capital to risk-weighted assets	10.00%	14.76%
Tier 1 (core) capital to risk-weighted assets	8.00%	13.71%
Tier 1 (core) capital to adjusted tangible assets	5.00%	8.68%
Common Tier 1 (CET 1)	6.50%	13.71%

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (877) 270-2148 and the conference call number for participants outside the U.S. is (412) 902-6510. The conference ID number for both conference call numbers is 10116614. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 13, 2018 by dialing (877) 344-7529, using conference ID number 10116614.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”).   These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Reconciliation on Non-GAAP Financial Measures” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meeting of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets

Unaudited (dollars in thousands)

	12/31/2017	9/30/2017	% change	12/31/2016	% change
Assets
Cash and due from banks	$40,147	$36,191	11%	$22,124	81%
Investment securities available for sale, at fair value	126,848	109,944	15%	75,606	68%
Investment securities, restricted stock, at cost	22,950	22,950	0%	18,360	25%
Mortgage loans held for sale	112,866	34,312	229%	4,714	2294%
Loans, net of allowance for loan losses of $18,457, $17,189 and $14,822	2,594,358	2,366,193	10%	1,982,439	31%
Accrued interest receivable	11,493	10,115	14%	8,169	41%
Leasehold improvements and equipment, net	7,043	6,737	5%	5,855	20%
Cash surrender value of bank owned life insurance	30,680	30,518	1%	30,028	2%
Deferred tax asset	6,847	9,639	(29)%	9,516	(28)%
Other assets	8,726	9,321	(6)%	6,790	29%
Total assets	$2,961,958	$2,635,920	12%	$2,163,601	37%

Liabilities
Noninterest-bearing deposits	$73,682	$70,572	4%	$59,231	24%
Interest-bearing deposits	2,171,428	2,028,890	7%	1,555,914	40%
Total deposits	2,245,110	2,099,462	7%	1,615,145	39%
Federal Home Loan Bank borrowings	338,000	234,283	44%	308,198	10%
Subordinated notes, net	64,889	64,841	0%	49,338	32%
Accrued expenses and other liabilities	40,661	52,862	(23)%	28,648	42%
Total liabilities	2,688,660	2,451,448	10%	2,001,329	34%

Shareholders’ Equity
Common stock, voting, authorized 500,000,000 shares at December 31, 2017 and 490,000,000 at September 30, 2017 and December 31, 2016, issued and outstanding 52,963,308, 45,271,000 and 45,271,000 shares at December 31, 2017, September 30, 2017 and December 31,2016, respectively.	111,238	22,863	387%	22,863	387%
Common stock, non-voting, authorized 10,000,000 shares, issued and outstanding 5,072,000 shares at September 30, 2017 and December 31, 2016, respectively.	—	2,885	—	2,885	—
Additional paid-in capital	12,416	12,416	0%	15,118	(18)%
Retained earnings	149,788	146,339	2%	121,446	23%
Accumulated other comprehensive loss	(144)	(31)	N/M	(40)	N/M
Total shareholders’ equity	273,298	184,472	48%	162,272	68%
Total liabilities and shareholders’ equity	$2,961,958	$2,635,920	12%	$2,163,601	37%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income

Unaudited (dollars in thousands, except per share amounts)

	Three Months Ended					Year Ended
	12/31/2017	9/30/2017	% change	12/31/2016	% change	12/31/2017	12/31/2016	% change
Interest Income:
Interest and fees on loans	$34,095	$31,725	7.5%	$25,034	36%	$120,701	$89,566	34.8%
Interest and dividends on investment securities	588	501	17%	328	79%	1,890	1,180	60%
Other interest	54	55	(2)%	12	350%	157	57	175%
Total interest income	34,737	32,281	8%	25,374	37%	122,748	90,803	35%
Interest Expense:
Interest on deposits	5,884	4,375	34%	3,295	79%	17,570	11,428	54%
Interest on Federal Home Loan Bank borrowings	751	1,344	(44)%	787	(5)%	3,795	2,439	56%
Interest on subordinated notes and other	1,187	1,067	11%	907	31%	4,070	1,978	106%
Total interest expense	7,822	6,786	15%	4,989	57%	25,435	15,845	61%
Net interest income	26,915	25,495	6%	20,385	32%	97,313	74,958	30%
Provision for loan losses	600	900	(33)%	1,808	(67)%	2,700	1,280	111%
Net interest income after provision for loan losses	26,315	24,595	7%	18,577	42%	94,613	73,678	28%
Total non-interest income
Service charges and fees	629	713	(12)%	409	54%	2,341	1,341	75%
Investment management and advisory fees	603	594	2%	540	12%	2,338	3,209	(27)%
Net gains (losses) on sale of Investment securities	46	—	N/M	(898)	(105)%	119	(898)	(113)%
Gain on sale of loans	868	4,377	(80)%	311	179%	9,681	9,557	1%
Other income	680	467	46%	814	(16)%	2,117	2,172	(3)%
Total non-interest income	2,826	6,151	(54)%	1,176	140%	16,596	15,381	8%
Non-interest expense
Salaries and employee benefits	6,880	6,211	11%	5,069	36%	23,778	17,812	33%
Occupancy and equipment	1,632	1,549	5%	1,189	37%	5,986	4,891	22%
Professional fees	665	344	94%	511	30%	1,673	1,466	14%
Advertising and marketing	370	233	59%	375	(1)%	1,025	1,449	(29)%
FDIC assessments	455	335	36%	292	56%	1,296	990	31%
Data processing	292	281	4%	244	20%	1,059	986	7%
Other	1,649	1,380	20%	1,345	23%	5,944	5,016	19%
Total non-interest expense	11,943	10,333	16%	9,025	32%	40,761	32,610	25%
Income before income taxes	17,198	20,413	(16)%	10,728	60%	70,448	56,449	25%
Income tax expense	10,667	8,321	28%	4,601	132%	32,471	23,215	40%
Net income	$6,531	$12,092	(46.0)%	$6,127	7%	$37,977	$33,234	14.3%
Income per share, basic and diluted	$0.13	$0.27		$0.14		$0.82	$0.73
Weighted average common shares outstanding, basic and diluted	49,034	45,271		45,271		46,219	45,271

N/M- not meaningful

Sterling Bancorp, Inc.

Selected Financial Data

Unaudited (dollars in thousands)

	As of and for the Three Months Ended			As of and for the Year Ended
	12/31/2017	9/30/2017	12/31/2016	12/31/2017	12/31/2016
Performance Ratios:
Return on average assets	0.94%	1.87%	1.18%	1.54%	1.73%
Return on average shareholders’ equity	11.46%	26.80%	15.21%	20.25%	22.06%
Return on average tangible common equity	11.50%	27.10%	15.35%	20.41%	22.29%
Yield on earning assets	5.12%	5.12%	4.99%	5.11%	4.86%
Cost of average interest-bearing liabilities	1.28%	1.18%	1.08%	1.18%	0.94%
Net interest spread	3.84%	3.94%	3.91%	3.93%	3.92%
Net interest margin	3.97%	4.04%	4.01%	4.05%	4.01%
Efficiency ratio(1)	40.2%	32.7%	41.9%	35.8%	36.1%

(1)               Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest margin and non-interest income.

Sterling Bancorp, Inc.

Average Balance Sheet and Net Interest Income

Unaudited (dollars in thousands)

	For the Three Months Ended
	12/31/2017			9/30/2017			12/31/2016
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,563,319	$34,095	5.32%	$2,387,709	$31,725	5.31%	$1,934,325	$25,034	5.18%
Securities, includes restricted stock	132,869	588	1.77%	116,400	501	1.72%	88,278	328	1.49%
Other interest earning assets	18,597	54	1.16%	17,225	55	1.28%	9,636	12	0.50%
Total interest earning assets	$2,714,785	$34,737	5.12%	$2,521,333	$32,281	5.12%	$2,032,239	$25,374	4.99%
Interest-bearing liabilities
Savings, NOW, Money Markets	$1,457,137	$3,653	0.99%	$1,382,085	$3,109	0.89%	$1,069,411	$2,181	0.81%
Time deposits	662,822	2,231	1.34%	433,345	1,266	1.16%	442,325	1,114	1.00%
Total deposits	2,119,959	5,884	1.10%	1,815,430	4,375	0.96%	1,511,736	3,295	0.86%
FHLB borrowings	244,263	751	1.20%	412,796	1,344	1.27%	277,052	787	1.11%
Subordinated debt	64,871	1,187	7.32%	57,462	1,067	7.43%	49,345	907	7.35%
Total borrowings	309,134	1,938	2.45%	470,258	2,411	2.01%	326,397	1,694	2.03%
Total interest-bearing liabilities	$2,429,093	7,822	1.28%	$2,285,688	6,786	1.18%	$1,838,133	4,989	1.08%
Net interest income and spread (2)		$26,915	3.84%		$25,495	3.94%		$20,385	3.91%
Net interest margin			3.97%			4.04%			4.01%

(1)         Nonaccrual loans are included in the respective average loan balances.  Income, if any, on such loans is recognized on a cash basis.

(2)         Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Selected Financial Data

Unaudited (dollars in thousands)

Loan Composition	12/31/2017	9/30/2017	% Change	12/31/2016	% Change
Construction	$192,319	$181,932	6%	$145,965	32%
Residential real estate mortgages	2,132,641	1,911,393	12%	1,613,766	32%
Commercial real estate mortgages	247,076	242,799	2%	200,754	23%
Commercial and industrial loans, lines of credit	40,749	47,193	-14%	36,713	11%
Other consumer loans	29	66	-56%	63	-54%
Total loans held for investment	2,612,815	2,383,383	10%	1,997,261	31%
Less: allowance for loan losses	(18,457)	(17,189)	7%	(14,822)	25%
Loans, net	$2,594,358	$2,366,193	10%	$1,982,439	31%

Mortgage loans held for sale	$112,866	$34,312	N/M	$4,714	N/M
Total loans	$2,725,681	$2,417,695	13%	$2,001,975	36%

N/M- not meaningful

Deposit Composition	12/31/2017	9/30/2017	% change	12/31/2016	% change
Noninterest bearing demand deposits	$73,682	$70,572	4%	$59,231	24%
Savings, NOW and Money Market	1,507,956	1,398,917	8%	1,119,919	35%
Time deposits	663,472	629,973	5%	435,995	52%
Total deposit balances	$2,245,110	$2,099,462	7%	$1,615,145	39%

Sterling Bancorp, Inc.

Selected Financial Data

Unaudited (dollars in thousands)

	As of and for the Three Months Ended
	12/31/2017	9/30/2017	12/31/2016
Capital Ratios
Regulatory and Other Capital Ratios—Consolidated:
Tier 1 (core) capital to risk-weighted assets	15.53%	11.49%	12.22%
Tier 1 (core) capital to adjusted tangible assets	9.83%	7.12%	7.74%
Common Tier 1 (CET 1)	15.53%	11.49%	12.22%
Total adjusted capital to risk-weighted assets	20.28%	16.62%	17.07%

Regulatory and Other Capital Ratios—Bank:
Tier 1 (core) capital to risk-weighted assets	13.71%	14.19%	14.61%
Tier 1 (core) capital to adjusted tangible assets	8.68%	8.79%	9.26%
Common Tier 1 (CET 1)	13.71%	14.19%	14.61%
Total capital to risk-weighted assets	14.76%	15.27%	15.73%

Credit Quality Data
Nonperforming loans (1)	$783	$897	$565
Nonperforming loans to total loans	0.03%	0.04%	0.03%
Nonperforming assets (2)	$3,777	$3,912	$3,599
Nonperforming assets to total assets	0.13%	0.15%	0.17%
Allowance for loan losses to total loans	0.71%	0.72%	0.74%
Allowance for loan losses to nonperforming loans	2357%	1916%	2623%
Net charge-offs to average loans	(0.03)%	(0.00)%	(0.02)%

(1)         Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2)         Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

	Three Months Ended			Year Ended December 31,
	12/31/2017	9/30/2017	12/31/2016	12/31/2017	12/31/2016
Allowance for loan losses
Balance at beginning of period	$17,189	$16,245	$12,707	$14,822	$10,984
Provision for loan losses	600	900	1,808	2,700	1,280
Charge-offs	(19)	—	(5)	(19)	(24)
Recoveries	687	44	312	954	2,582
Balance at end of period	$18,457	$17,189	$14,822	$18,457	$14,822

Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average common equity are non-GAAP disclosure. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of December 31, 2017 and 2016, and September 30, 2017.

	As of and for the Three Months Ended			As of and for the Year Ended
	12/31/2017	9/30/2017	12/31/2016	12/31/2017	12/31/2016

Net Income	$6,531	$12,092	$6,127	$37,977	$33,234
Average shareholders’ equity	228,037	180,475	161,115	187,542	150,664
Adjustments
Customer-related intangible	(975)	(1,125)	(1,463)	(1,498)	(1,575)
Average tangible common equity	$227,062	$179,350	$159,653	$186,043	$149,089
Return on average tangible common equity*	11.50%	26.97%	15.35%	20.41%	22.29%

*Annualized